FOR IMMEDIATE RELEASE

February 19, 2008

ILX RESORTS REPORTS FOURTH QUARTER RESULTS

PHOENIX, ARIZONA – February 19, 2008 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced net income for the fourth quarter of 2007 of $104,255 or $0.03 per share both basic and diluted.  This compares with net income of $170,114 or $0.05 per share in the fourth quarter 2006.

Revenue for the three months ended December 31, 2007 was $12.7 million as compared to $13.3 million for the comparable period in 2006.  The decrease in revenue is due to the June 2007 closure of the Rancho Mañana Sales Office.

“During the fourth quarter, we began to achieve higher sales volume per tour guest from the Sedona Sales Office, as a result of changes implemented in the prior quarter,” said Joe Martori, Chairman and CEO.  He continued, “We are pleased to have addressed the performance issues that had impacted this significant office and look forward to the positive effects of further changes put in place in early 2008 designed to enhance profitability.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the final planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made.  For example, future results, performance and achievements may be affected by our ability to successfully implement our strategic, operational and marketing plans, general economic conditions, the impact of war and terrorist activity, business and financing conditions, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, and other circumstances and uncertainties.  We believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, but we can give no assurance that our expectations will be attained or that results will not materially differ.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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